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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LA QUINTA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

LA QUINTA CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2003

        The annual meeting of stockholders of La Quinta Corporation ("La Quinta") will be held at La Quinta Inn & Suites D/FW Airport South, 4105 West Airport Freeway, Irving, Texas 75062 on Thursday, May 22, 2003 at 10:00 a.m. local time (together with all adjournments and postponements thereof, the "La Quinta Meeting"), for the following purposes:

  1.
  To elect two directors of La Quinta, each to serve for a term of three years and until their respective successors are duly elected and qualified.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ended December 31, 2003.

  3.
  To consider and act upon such other business and matters or proposals as may properly come before the La Quinta Meeting.

        The Board of Directors of La Quinta has fixed the close of business on April 2, 2003 as the record date for determining the stockholders having the right to receive notice of and to vote at the La Quinta Meeting. Only stockholders of record at the close of business on such date are entitled to notice of and to vote at the La Quinta Meeting. A list of stockholders entitled to vote at the La Quinta Meeting will be available during ordinary business hours at La Quinta's executive offices, at 909 Hidden Ridge, Suite 600, Irving, Texas 75038 for ten days prior to the La Quinta Meeting, for examination by any La Quinta stockholder for purposes germane to the La Quinta Meeting.

By Order of the Board of Directors /s/ Sandra K. Michel
Sandra K. Michel Secretary
Irving, Texas April 24, 2003

WHETHER OR NOT YOU PLAN TO ATTEND THE LA QUINTA MEETING, YOU ARE REQUESTED TO SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE, IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO ATTEND THE LA QUINTA MEETING AND VOTE YOUR SHARES IN PERSON.

        This proxy statement is dated April 24, 2003 and was first mailed to stockholders of La Quinta on or about April 28, 2003.

i

April 24, 2003

LA QUINTA CORPORATION
909 HIDDEN RIDGE
SUITE 600
IRVING, TX 75038

PROXY STATEMENT

        This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 28, 2003 and are furnished in connection with the solicitation of proxies by the Board of Directors of La Quinta Corporation, for use at the 2003 annual meeting of stockholders of La Quinta Corporation ("La Quinta") to be held on Thursday, May 22, 2003 at 10:00 a.m., local time, at La Quinta Inn & Suites—D/FW Airport South, 4105 West Airport Freeway, Irving, Texas 75062, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

        At the annual meeting, stockholders will act upon the matters set forth in the accompanying notice of meeting, including the election of directors and the ratification of the selection of our independent accountants.

Who is entitled to vote?

        If our records show that you are a stockholder as of the close of business on April 2, 2003, which is referred to as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon. As of the record date, there were 142,275,964 shares of common stock outstanding and entitled to vote at the annual meeting.

Can I attend the meeting?

        All stockholders of record of La Quinta's shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy may be asked to present a government issued form of picture identification, such as a driver's license or passport.

What constitutes a quorum?

        The holders of a majority of the common stock outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the La Quinta meeting. Votes cast in person or by proxy at the La Quinta meeting will be tabulated by the inspector of elections appointed for the meeting. The inspector of elections will also determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

How do I vote?

        Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank.    If your shares are held by a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from your nominee which you must follow in order to have your shares voted.

        Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares by using the toll-free telephone number listed on the proxy card, the Internet website listed on the proxy card or by signing, dating and mailing the proxy card to EquiServe in the postage-paid envelope that has been provided to you by La Quinta. Each of these voting methods is described below:

          Vote by Telephone.    If you hold your shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., local time, on May 21, 2003. When you call you will receive a series of voice instructions which will allow you to vote your shares. A control number, located above the registration line of your proxy card, verifies your identity as a stockholder and allows you to vote your shares and confirm that your voting instructions have been recorded properly. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

          Vote by Internet.    You also have the option to vote via the Internet. The website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m., local time, on May 21, 2003. As with telephone voting, a control number, located above the registration line of your proxy card, verifies your identity as a stockholder and allows you to vote your shares and confirm that your voting instructions have been recorded properly. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

          Vote by Mail.    If you would like to vote by mail, mark your proxy card, sign and date it, and return it to EquiServe in the postage-paid envelope provided.

        Vote in Person.    If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of record.

Will other matters be voted on at the annual meeting?

        We are not aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

        You may revoke your proxy at any time before it has been exercised by:

  •
  filing a written revocation with the Secretary of La Quinta at the address set forth below under "What other information should I review before voting?";

  •
  filing a duly executed proxy bearing a later date; or

  •
  appearing in person and voting by ballot at the annual meeting as described above under "How do I vote?—Vote in Person."

        Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

        For your review, our 2002 annual report, including financial statements for the fiscal year ended December 31, 2002, is being mailed to stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material. For your further review, a copy of our annual report filed with the Securities and Exchange Commission (the "SEC") on Form 10-K, including financial statements, may be obtained without charge by writing to: Secretary of La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our Board of Directors currently consists of seven members who are divided into three classes. Each director of La Quinta also serves as a director of LQ Properties, Inc. ("LQ Properties") which is a subsidiary controlled by La Quinta as a result of the restructuring completed in January 2002. At the annual meeting, two directors will be elected to serve until the 2006 annual meeting or until their respective successors are duly elected and qualified.

        Our Board of Directors, based upon the recommendation of its nominating and corporate governance committee, has nominated William C. Baker and John C. Cushman, III to serve as directors. The nominees are currently serving as directors of La Quinta. Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend. Our Board of Directors will consider a nominee for election to our Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of our bylaws.

Vote Required

        Directors must be elected by a plurality of the votes of the shares of stock present in person or represented by proxy and entitled to vote on the election of directors at the La Quinta annual meeting. Votes may be cast "FOR ALL NOMINEES," "WITHHELD FROM ALL NOMINEES" or withheld with respect to a specific nominee. Votes cast "FOR ALL NOMINEES" will count as "yes votes;" votes cast "WITHHELD FROM ALL NOMINEES" will be counted as "no votes;" and votes withheld with respect to a specific nominee will not be voted with respect to the nominee indicated, although they will be counted when determining whether there is a quorum.

Recommendation

        THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS A VOTE FOR ITS NOMINEES, WILLIAM C. BAKER AND JOHN C. CUSHMAN, III. UNLESS INDICATED AS "WITHHELD FROM ALL NOMINEES" OR WITHHELD WITH RESPECT TO A SPECIFIC NOMINEE, ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE FOR THE ELECTION OF DIRECTORS WILL BE VOTED FOR THE NOMINEES.

Information Regarding the Nominees, Other Directors and Executive Officers

        The following table provides information about the current directors of La Quinta.

Name	Age	Director of La Quinta and its Predecessors Since		Term Expires
William C. Baker	69	1991		2003
Clive D. Bode	59	1999		2005
William G. Byrnes	52	1998		2004
Francis W. Cash	61	2000		2004
James P. Conn	65	2000	(1)	2005
John C. Cushman, III	62	2000	(2)	2003
Stephen E. Merrill	56	1998		2005

(1)
Mr. Conn has served as a director of LQ Properties and its predecessor since 1997.

(2)
Mr. Cushman has served as a director of LQ Properties and its predecessor since 1997.

        The following biographical descriptions set forth certain information with respect to the two nominees for re-election as directors at the annual meeting, each director who is not up for election and the executive officers who are not directors, based on information furnished to La Quinta by each such director and executive officer. The following information was supplied as of March 7, 2003.

  Nominees for Election as Directors—Term Expiring 2003

        William C. Baker has been a director of La Quinta and its predecessor companies, Santa Anita and Meditrust Corporation, since October 1991. He also serves as a director of LQ Properties and was a director of LQ Properties' predecessor prior to the 1997 Santa Anita merger. Mr. Baker served as interim President and Treasurer of Meditrust Corporation from August 1998 through April 2000. He served as Chairman of the Board of Coast Newport Properties, a residential real estate company, from 1991 to 1999. Mr. Baker was Chief Executive Officer of Santa Anita Realty Enterprises, Inc. and Santa Anita Operating Company from April 1996 to December 1998. Mr. Baker was the President of Red Robin International, Inc., a restaurant company, from 1993 to 1995, a private investor from 1988 to 1992, and Chairman of the Board and Chief Executive Officer of Del Taco, Inc., a restaurant company, from 1976 to 1988. Mr. Baker is a director of Callaway Golf Company, a golf products company, Public Storage, Inc., a storage company, and California Pizza Kitchen, Inc., a restaurant company.

        John C. Cushman, III has been a director of La Quinta and its predecessor company, Meditrust Corporation, since 1997. Mr. Cushman also serves as a director of LQ Properties. Mr. Cushman has been the Chairman of the Board of Cushman & Wakefield, Inc., a real estate services company, since June 2001. Previously Mr. Cushman had been the President and Chief Executive Officer of Cushman Realty Corporation, a real estate services provider, since 1978. He is a director of Los Angeles Turf Club, Incorporated, which owns and operates the Santa Anita Park racetrack, Cushman & Wakefield, Inc., a real estate services company, Cushman Winery Corporation, owner of Zaca Mesa Winery, a grower and producer of wine.

  Incumbent Directors—Term Expiring 2004

        Francis W. Cash has been President, Chief Executive Officer, and a director of La Quinta since April 2000. Mr. Cash has also served as President, Chief Executive Officer, and director of LQ Properties since April 2000. Mr. Cash served as the Treasurer of La Quinta from April 2000 until

June 2000. Mr. Cash was the Chairman of the Board, Chief Executive Officer, President and a director of Mariner Post-Acute Network, Inc., a health care service provider, from September 1999 until March 2000. From July 1995 to August 1999, Mr. Cash served as President and Chief Executive Officer of Red Roof Inns, Inc., a lodging company ("Red Roof Inns"). He also served as Chairman of the Board of Red Roof Inns from June 1996 to August 1999. Prior to his service at Red Roof Inns, Mr. Cash served as a director, President and Chief Operating Officer of NovaCare, Inc., a provider of physical rehabilitation services, from October 1992 to June 1995. Prior to that, Mr. Cash served in a number of senior executive positions for 18 years at Marriott Corporation, a lodging and services company, including President of Marriott Service Group.

        William G. Byrnes has been a director of La Quinta and its predecessor company, Meditrust Corporation, since April 1998. Mr. Byrnes also serves as a director of LQ Properties. Mr. Byrnes served as interim Chief Executive Officer of LQ Properties from January 2000 through April 2000. He was Chairman of the Board and Chief Executive Officer of Inceiba, LLC, a start-up incubator, from June 1999 to December 2000. Mr. Byrnes was previously a Distinguished Teaching Professor of Finance at the McDonough School of Business at Georgetown University from August 1988 to May 1999, and was a Managing Director of Alex. Brown & Sons, investment bankers, where he was employed from 1981 through 1998. Mr. Byrnes is a director of Sizeler Property Investors, Inc., a real estate investment trust, Security Capital Preferred Growth Incorporated, an institutional investment fund, and is a non-executive Chairman of BuzzMetrics, a software and services firm. Mr. Byrnes also serves on the Board of Regents of Georgetown University.

  Incumbent Directors—Term Expiring 2005

        Clive D. Bode has been Chairman of the Board of La Quinta and its predecessor company, Meditrust Corporation, since October 1999. Mr. Bode also serves as Chairman of the Board of LQ Properties. Mr. Bode has been a special advisor to certain members of the Bass Family of Fort Worth, Texas for the past 10 years. Mr. Bode is also a director of Kelly, Hart & Hallman, a Fort Worth, Texas-based law firm.

        James P. Conn has been a director of La Quinta and its predecessor company, Meditrust Corporation, since April 1997. Mr. Conn also serves as a director of LQ Properties. Mr. Conn was the Managing Director and Chief Investment Officer of Financial Security Assurance, Inc., a provider of financial guaranty insurance, from 1992 through 1998. He was also the President and Chief Executive Officer of Bay Meadows Operating Company, a thoroughbred racetrack company, from 1988 to 1992. Mr. Conn is a Trustee of Gabelli Equity Trust, Gabelli Global Multimedia Trust, and Gabelli Utility Trust, each an investment fund, and a member of the Board of Directors of First Republic Bank, a banking entity. Mr. Conn is also a Trustee of Gabelli Asset Fund, Gabelli Growth Fund and Gabelli Westwood Funds, each an investment fund.

        Stephen E. Merrill has been a director of La Quinta and its predecessor company, Meditrust Corporation, since May 1998. Mr. Merrill also serves as a director of LQ Properties. Mr. Merrill is the President of Bingham Consulting Group, LLC, a consulting firm, and was Of Counsel to Choate, Hall & Stewart, a law firm, from March 1997 to February 1999. Previously, Mr. Merrill served as Governor of the State of New Hampshire from 1993 through 1997. He was a senior partner in the law firm Merrill & Broderick from 1989 through 1993 and served as Attorney General for the State of New Hampshire from 1985 through 1989. Mr. Merrill served as legal counsel and Chief of Staff to the Governor of New Hampshire from 1982 through 1985.

  Executive Officers Who Are Not Directors

        David L. Rea, age 42, has been Executive Vice President and Chief Financial Officer of La Quinta since June 2000. Mr. Rea also serves as Executive Vice President and Chief Financial Officer of LQ Properties. Mr. Rea also served as Treasurer of La Quinta and LQ Properties from June 2000 until

January 2002. Prior to joining La Quinta, Mr. Rea served as Chief Financial Officer of the start-up e-commerce company, SingleSourceIT.com. Prior to that, he was with Red Roof Inns from 1996 through 1999, where he served in various roles including Executive Vice President, Chief Financial Officer and Treasurer. From 1995 through 1996, he served as Vice President of Finance at DeBartolo Realty Corporation, a real estate investment trust, and held various investment management related positions with T. Rowe Price Associates, an investment firm, from 1986 through 1995.

        Rufus K. Schriber, age 58, has been Executive Vice President of Marketing and Brand Positioning at La Quinta since November 2002. From May 2000 through October 2002, he served as a marketing consultant for Still Pond Enterprises, a consulting firm. Prior to that time, he spent 15 years serving in various positions, including Executive Vice President Marketing and Brand Management, at Marriott International, a lodging company.

        Alan L. Tallis, age 56, has been Executive Vice President and Chief Development Officer of La Quinta and LQ Properties since July 2000. He previously served in various executive positions with La Quinta from 1980 to 1992. Prior to returning to La Quinta in 2000, Mr. Tallis served as Executive Vice President-Development and General Counsel of Red Roof Inns and Managing Director of Tallis & Associates, a consulting firm.

        Wayne B. Goldberg, age 42, has been Senior Vice President of Operations of La Quinta since October 2001 and, prior to that, was Group Vice President of Operations since July 2000. Prior to joining La Quinta, Mr. Goldberg was Chief Operating Officer for BridgeStreet Accommodations, a lodging company. Prior to that time, Mr. Goldberg spent over 22 years at Red Roof Inns serving in various roles, including: Group Vice President, District Vice President, Regional Manager, Area Manager and General Manager.

        Sandra K. Michel, age 45, has been Senior Vice President and General Counsel of La Quinta since December 2001 and Secretary of La Quinta since January 2002. Ms. Michel also serves as Senior Vice President, General Counsel and Secretary of LQ Properties. Prior to joining La Quinta, Ms. Michel served as General Counsel and Secretary of Sunterra Corporation, a vacation ownership (timeshare) company, from June 2000 through April 2001 and Deputy General Counsel and Assistant Secretary from August 1999 through June 2000. Prior to that, Ms. Michel served as Senior Counsel to W.R. Grace & Co., a global conglomerate, from December 1991 through August 1999 assuming the additional role of Assistant Secretary in September 1998. Ms. Michel was an attorney in private practice with nationally recognized firms from May 1980 through December 1991.

        A. John Novak, age 50, has been Senior Vice President and Chief Information Officer of La Quinta since January 2001. Prior to joining La Quinta, Mr. Novak was Senior Vice President and Chief Information Officer for Resort Condominiums International (RCI), a vacation (timeshare) exchange organization, beginning in April 1999. He served as Vice President of Lodging Property Systems for Marriott International from 1996 to 1999. Mr. Novak also served as Vice President of Resorts and Sales Systems for Walt Disney World Company, an entertainment company, from 1990 until 1996.

        A. Brent Spaeth, age 52, has been Senior Vice President of Human Resources and Administration of La Quinta since October 2001 and, prior to that, was Group Vice President of Operations since August 2000. Mr. Spaeth has been with La Quinta since February 1989. He has served in various roles including Regional Vice President and Divisional Vice President at La Quinta. He formerly held various property and regional operations positions with Drury Industries, Inc. and Mid-America Hotels corporations, each a lodging company.

The Board of Directors and its Committees

        Board of Directors.    La Quinta is managed by a seven member Board of Directors, a majority of whom are independent of our management. Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

        Our Board of Directors met nine times in 2002. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings of all committees of our Board of Directors on which the director served.

        Audit Committee.    Our Board of Directors has established an audit committee consisting of Messrs. Conn (Chairman), Bode and Byrnes. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls, among other matters. Our Board of Directors has adopted an audit committee charter, a copy of which was filed as an exhibit to our proxy statement for fiscal year end December 31, 2001 and which can also be obtained on our website at www.LQ.com. With the exception of Mr. Byrnes, each member of the audit committee is "independent" as that term is defined in the rules of the SEC and the applicable listing standards of the New York Stock Exchange ("NYSE"). Mr. Byrnes served as the interim Chief Executive Officer of La Quinta for a period of four months in 2000, prior to the appointment of Mr. Cash to that position. The Board of Directors has determined, in its business judgment after giving due consideration to all relevant factors, that Mr. Byrnes' membership on the audit committee is in the best interests of La Quinta and its stockholders. The Board of Directors further determined that it would be in the best interests of the La Quinta and its stockholders for LQ Properties' audit committee to be comprised of the same directors. Because the audit committee of LQ Properties is identical to that of La Quinta, the function of the two audit committees has been carried out jointly by the members of the two audit committees. The audit committee met nine times during the year ended December 31, 2002.

        Compensation Committee.    La Quinta has established a compensation committee consisting of Messrs. Merrill (Chairman), Baker, Bode and Cushman. The compensation committee is composed of entirely independent members. Messrs. Merrill, Baker, Bode and Cushman do not have any current business relationship or affiliation with La Quinta, other than through serving on the Board of Directors and owning La Quinta's shares. Messrs. Merrill, Baker, Bode and Cushman have not had any relationships with La Quinta requiring disclosure under applicable rules and regulations of the SEC or the NYSE. LQ Properties compensation committee is comprised of the same directors. Because the compensation committee of LQ Properties is identical to that of La Quinta, the function of the two compensation committees has been carried out jointly by the members of the two compensation committees. The compensation committee met five times during the year ended December 31, 2002.

        Executive Committee.    La Quinta has established an executive committee consisting of Messrs. Conn (Chairman), Baker, Bode, Byrnes and Cash. The executive committee exercises all of the powers of the Board of Directors between meetings of the Board of Directors, except such powers as are reserved to the Board of Directors by law. LQ Properties' executive committee is composed of the same members. Because the executive committee of LQ Properties is identical to that of La Quinta, the function of the two executive committees has been carried out jointly by the members of the two executive committees. The executive committee met once in 2002.

        Nominating and Corporate Governance Committee.    La Quinta has established a nominating and corporate governance committee consisting of Messrs. Bode (Chairman), Baker, Byrnes, Conn, Cushman and Merrill that makes recommendations to the Board of Directors concerning the Board's size and composition and suggests prospective candidates for directorship. The nominating and corporate governance committee will consider stockholder recommendations for nominees for directors and oversee corporate governance matters. Stockholders of La Quinta wishing to make recommendations should write to the nominating and corporate governance committee c/o Secretary of La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038. LQ Properties' nominating and corporate governance committee is comprised of the same directors. Because the nominating and corporate governance committee of LQ Properties is identical to that of La Quinta, the function of the two nominating and corporate governance committees has been carried out jointly by the members of the two nominating and corporate governance committees. In 2002, the nominating and corporate governance committee, which at the time was named the nominating committee, signed one unanimous written consent in lieu of a meeting and did not otherwise meet in 2002.

        Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of La Quinta or to discharge specific duties delegated to such committees by the full Board of Directors.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

        The Board of Directors, based on the audit committee's recommendation, has selected Ernst & Young LLP as the independent auditors of La Quinta for the fiscal year ended December 31, 2003.

        On April 24, 2003, La Quinta notified PricewaterhouseCoopers LLP that PricewaterhouseCoopers will be dismissed as La Quinta's independent principal accountants on the date of and immediately following the filing of La Quinta's Form 10-Q for the three months ended March 31, 2003. La Quinta intends to retain Ernst & Young LLP as its independent principal accountants to audit the financial statements of La Quinta for its fiscal year ending December 31, 2003, effective on the date of and immediately following the filing of La Quinta's Form 10-Q for the three months ended March 31, 2003. The decision to change accountants was recommended by the audit committee and approved by the Board of Directors.

        PricewaterhouseCooper's reports on the consolidated financial statements of La Quinta for the fiscal years ended December 31, 2002 and 2001, respectively, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        In connection with the audits for the two most recent fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through April 24, 2003, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through April 24, 2003, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During the fiscal years ended December 31, 2002 and 2001 and the subsequent interim period through April 24, 2003, neither La Quinta nor anyone on its behalf has consulted Ernst & Young on either (i) the application of accounting principles to any transaction (completed or proposed) or (ii) the type of audit report that might be rendered on La Quinta "s financial statements or (iii) any matters or reportable events as set forth in Item 304(a)(1)(iv) and (a)(1)(v) of Regulation S-K.

        Representatives of PricewaterhouseCoopers and Ernst & Young will be present at the La Quinta meeting and will be afforded an opportunity to make a statement if they desire to do so. Such representatives of PricewaterhouseCoopers and Ernst & Young will also be available at that time to respond to appropriate questions addressed to the officer presiding at the La Quinta annual meeting.

Recommendation

        THE BOARD OF DIRECTORS OF LA QUINTA UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF LA QUINTA FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003. UNLESS INDICATED AS "AGAINST" OR "ABSTAIN", ALL PROXIES THAT AUTHORIZE THE PROXY HOLDER TO VOTE WITH RESPECT TO THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP WILL BE VOTED FOR THE RATIFICATION.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

        Directors of La Quinta who are also employees of La Quinta or LQ Properties receive no additional compensation for their service as directors. La Quinta pays each non-employee director a fee of $30,000 per year for services as a director, and the Chairman of the Board and each director receive $1,250 and $1,000, respectively, per day for attendance at each meeting of the full Board of Directors. In addition, the Chairman of each committee and each member of a committee of the Board of Directors are paid $1,250 and $1,000, respectively, per day for attendance at each meeting of a committee. Non-employee directors may elect to take a portion of their directors' fees as paired shares in lieu of cash compensation. La Quinta reimburses the directors for travel expenses incurred in connection with their duties as directors of La Quinta and LQ Properties.

        Beginning in 2002, non-employee directors of La Quinta also receive automatic formulaic grants of non-qualified options to purchase paired shares under the La Quinta 2002 Stock Option and Incentive Plan approved by the La Quinta stockholders in December 2001. An annual formulaic grant of a non-qualified options to purchase 20,000 paired shares will be made to each non-employee director on the fifth business day after each annual meeting of the La Quinta stockholders.

Executive Compensation

        The following table provides information with respect to the compensation that La Quinta paid in 2002, 2001 and 2000 to those individuals who served as (i) La Quinta's Chief Executive Officer, (ii) the four most highly compensated executive officers of La Quinta and LQ Properties, other than the Chief Executive Officer, whose base salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2002, and (iii) two additional individuals for whom disclosures would have been provided but for the fact that the individuals were not serving as executive officers on December 31, 2002 (collectively, the "named executive officers"). In prior years, the joint proxy statement of La Quinta and LQ Properties has included a separate summary compensation table for each company. However, since LQ Properties has become a subsidiary of La Quinta pursuant to the restructuring, La Quinta believes that it is more appropriate to provide a single summary compensation table for La Quinta as a whole. The restructuring has been treated as an amalgamation of companies for the purpose of reporting executive compensation in this proxy statement, and, accordingly, the reporting of executive compensation has been made on a combined basis, taking into account both La Quinta and LQ Properties before the restructuring.

Summary Compensation Table

				Long-Term Compensation Awards
						Awards Securities Underlying Options/ SARs (#)
		Annual Compensation		Restricted Stock Awards(s) ($)
							All other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)(a)
Francis W. Cash(1) Chief Executive Officer and President	2002 2001 2000	720,000 800,000 553,846	360,000 1,400,000 566,120	— — 1,065,000	(4)	— — 2,400,000	23,961 29,223 797,543	(2) (3) (5)
David L. Rea(6) Executive Vice President and Chief Financial Officer	2002 2001 2000	337,500 375,000 194,712	127,000 492,000 150,615	— — 582,000	(9)	— 150,000 900,000	16,454 16,145 183,584	(7) (8) (10)
Alan L. Tallis(11) Executive Vice President and Chief Development Officer	2002 2001 2000	247,500 275,000 112,115	93,000 274,900 90,728	— — 284,455	(14)	— 75,000 171,875	24,981 26,568 8,526	(12) (13) (15)
Rufus K. Schriber(16) Executive Vice President of Marketing and Brand Positioning	2002 2001 2000	42,923 — —	32,192 — —	247,500 — —	(17)	100,000 — —	12,845 — —	(18)
Sandra K. Michel(19) Senior Vice President, General Counsel and Secretary	2002 2001 2000	234,000 — —	65,000 — —	— 290,000 —	(21)	— 100,000 —	61,703 — —	(20)
Michael F. Bushee(22) Former Chief Operating Officer—LQ Properties	2002 2001 2000	425,000 425,000 392,900	425,000 425,000 425,000	— — 178,200	(25)	— — —	5,724,343 22,563 12,000	(23) (24) (26)
Stephen T. Parker(27) Former Executive Vice President and Chief Marketing Officer	2002 2001 2000	137,025 309,750 190,385	— 92,900 78,033	— 131,000 165,500	(29) (31)	— 75,000 100,000	320,737 25,974 16,961	(28) (30) (32)

(a)
Bonus amounts listed reflect all bonus payments earned in the indicated fiscal year. The bonus amounts may be paid in the subsequent fiscal year.

(1)
Mr. Cash became Chief Executive Officer and President of La Quinta on April 17, 2000.

(2)
Consists of a life insurance premium paid on behalf of Mr. Cash.

(3)
Consists of $5,262 of moving expenses and $23,961 of life insurance premium paid on behalf of Mr. Cash.

(4)
Mr. Cash received an award of 500,000 shares of restricted stock on April 17, 2000 and the fair market value of a share on the date of grant was $2.13. Mr. Cash received such grant of restricted stock in his capacity as an executive officer of LQ Corporation. The restricted stock vests (i) three years from the grant date of April 17, 2000, (ii) upon an automatic, non-discretionary, formulaic stock price performance test on the first business day after the closing price of a paired share equals or exceeds $8.0625 for 30 consecutive days, or (iii) upon a change of control of La Quinta. Dividends, if and when declared, are payable on the restricted stock. The value of the restricted stock as of December 31, 2002 was $2,200,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40.

(5)
Includes a $600,000 signing bonus, $169,659 in moving expenses, $23,961 of life insurance premium paid on behalf of Mr. Cash and $3,923 flex compensation.

(6)
Mr. Rea became Executive Vice President and Chief Financial Officer of La Quinta in June 2000.

(7)
Includes $720 of group life insurance imputed income, $8,400 of car allowance and La Quinta's $7,334 matching contribution under its 401(k) plan.

(8)
Includes La Quinta's $7,000 matching contribution under its 401(k) plan, $637 of group life insurance imputed income, $8,400 of car allowance and $108 flex compensation.

(9)
Mr. Rea received an award of 300,000 shares of restricted stock on June 12, 2000 and the fair market value of a share on the date of grant was $1.94. The restricted stock vested pursuant to an automatic, non-discretionary, formulaic stock price performance test in February 2002. The value of the restricted stock as of December 31, 2002 was $1,320,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40.

(10)
Includes a $150,000 signing bonus, $27,392 in moving expenses, $4,362 of car allowance, $420 of group life insurance imputed income and $1,410 flex compensation.

(11)
Mr. Tallis became Executive Vice President and Chief Development Officer of La Quinta in July 2000.

(12)
Includes $3,096 of group life insurance imputed income, $13,200 of car allowance and La Quinta's $8,685 matching contribution under its 401(k) plan.

(13)
Includes La Quinta's $9,188 matching contribution under its 401(k) plan, $2,110 of group life insurance imputed income, $13,200 of car allowance and $2,070 flex compensation.

(14)
Mr. Tallis received an award of 85,938 shares of restricted stock on September 7, 2000, and the fair market value on the date of grant was $3.31. The restricted stock vests three years from the date of grant. All restricted stock immediately vests upon a change of control of La Quinta and dividends, if and when declared, are payable on the restricted stock. The value of the restricted stock as of December 31, 2002 was $378,127 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40.

(15)
Includes $552 of group life insurance imputed income, $1,672 in moving expenses, $5,585 of car allowance and $717 flex compensation.

(16)
Mr. Schriber became Executive Vice President of La Quinta in November 2002. Accordingly, no compensation information is presented for Mr. Schriber prior to November 2002. Prior to his appointment as the Executive Vice President, Mr. Schriber provided consulting services to La Quinta from May 2002 to November 2002. Mr. Schriber's compensation reflects payments received from La Quinta in his capacity as its Executive Vice President.

(17)
Mr. Schriber received an award of 50,000 shares of restricted stock on November 1, 2002 and the fair market value of a share on the date of grant was $4.95. The restricted stock vests three years from the date of grant. All of the restricted stock immediately vests upon a change of control of La Quinta and dividends, if and when declared, are payable on the restricted stock. The value of the restricted stock as of December 31, 2002 was $220,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40.

(18)
Includes $238 of group life insurance imputed income, $1,662 of car allowance and $10,945 in moving expenses.

(19)
Ms. Michel became Senior Vice President and General Counsel of La Quinta in December 2001 and Secretary in January 2002.

(20)
Includes $25,000 signing bonus, $855 of group life insurance imputed income, $12,997 of car allowance and $22,851 of moving expenses.

(21)
In December 2001, Ms. Michel received an award of 50,000 shares of restricted stock priced on December 28, 2001 and the fair market value of a share on the date of grant was $5.80. The restricted stock vests three years from the date of grant. All of the restricted stock immediately vests upon a change of control of La Quinta and dividends, if and when declared, are payable on the restricted stock. The value of the restricted stock as of December 31, 2002 was $220,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40.

(22)
Mr. Bushee's employment with La Quinta terminated in December 2002.

(23)
Includes a severance payment of $5,664,343 and $60,000 of debt waived by La Quinta pursuant to his severance agreement. See "Employment Arrangements with Executive Officers" for the terms of his severance agreement.

(24)
Includes La Quinta's $10,563 matching contributions under its 401(k) plan and $12,000 of car allowance.

(25)
Mr. Bushee received an award of 30,000 shares of restricted stock on January 3, 2000, which vested on the date of termination of his employment. The value of the restricted stock as of December 31, 2002 was $132,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40.

(26)
Includes $12,000 of car allowance.

(27)
Mr. Parker resigned in June 2002.

(28)
Includes $1,429 of group life insurance imputed income, $6,346 of car allowance, La Quinta's $5,481 matching contribution under its 401(k) plan and $307,481 as a severance payment. See "Employment Arrangements with Executive Officers" for the terms of his severance agreement.

(29)
Mr. Parker received an award of 25,000 shares of restricted stock on November 1, 2001 and the fair market value of a share on the date of grant was $5.24. The value of the restricted stock as of December 31, 2002 was $110,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40. Mr. Parker received a reimbursement for the par value he had paid for the shares of restricted stock upon their forfeiture in June 2002.

(30)
Includes La Quinta's $7,428 matching contribution under its 401(k) plan, $3,096 of group life insurance imputed income, $13,200 of car allowance and $2,250 flex compensation.

(31)
Mr. Parker received an award of 50,000 shares of restricted stock on September 7, 2000 and the fair market value of a share on the date of grant was $3.31. The value of the restricted stock as of December 31, 2002 was $220,000 based on the closing market price as reported on the NYSE on December 31, 2002 of $4.40. Mr. Parker received a reimbursement for the par value he had paid for the shares of restricted stock upon their forfeiture in June 2002.

(32)
Includes $6,095 in moving expenses, $1,104 of group life insurance imputed income, $8,377 of car allowance and $1,385 flex compensation.

        The following table provides information with respect to stock options granted by La Quinta in the fiscal year ended December 31, 2002 to La Quinta's named executive officers. All stock options are granted at an exercise price equal to the fair market value on the date of grant.

Option Grants in Last Fiscal Year for La Quinta

Name	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in 2002	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(1)
Francis W. Cash	—	—	—	—	—
David L. Rea	—	—	—	—	—
Alan L. Tallis	—	—	—	—	—
Rufus K. Schriber	100,000	5.5%	4.95	11/01/12	2.29
Sandra K. Michel	100,000	5.5%	5.80	01/18/12	2.78
Michael F. Bushee	—	—	—	—	—
Stephen T. Parker	—	—	—	—	—

(1)
The Black-Scholes option pricing model was used to estimate the present value of each share of the options at date of grant. The following assumptions were used in this table: a risk-free interest rate of 2.91%, a four-year option term, no dividend yield and a 57.31% expected volatility rate. There is no assurance that the actual values realized, if any, by the named executive officers will approximate the values estimated by the Black-Scholes model.

        The following table provides information with respect to the aggregated number of options to purchase paired shares exercised by the named executive officers as of December 31, 2002. The value of unexercised in-the-money options is based on the closing price of a paired share, as reported on the NYSE, on December 31, 2002 of $4.40, minus the exercise price, multiplied by the number of paired shares underlying the options. An option is "in-the-money" if the fair market value of the paired shares underlying the option exceeds the exercise price.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values for La Quinta

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year-End($) Exercisable/Unexercisable
Francis W. Cash	—	—	1,440,000/960,000	133,200/88,800
David L. Rea	300,000	1,659,510	637,500/112,500	1,039,500/0
Alan L. Tallis	—	—	104,687/142,188	93,671/93,671
Rufus K. Schriber	—	—	—	—
Sandra K. Michel	—	—	25,000/75,000	0/0
Michael Bushee	—	—	—	—
Stephen T. Parker	25,000	102,188	—	—

Employment Arrangements with Executive Officers

        Employment Arrangement with Chief Executive Officer and President Francis W. Cash.    Effective April 17, 2000, Francis W. Cash entered into an employment agreement with LQ Properties. Mr. Cash's employment agreement provides that he will serve as President and Chief Executive Officer of LQ Properties until the third anniversary of the effective date of his employment agreement, at which time the employment agreement will renew automatically thereafter for successive one-year terms unless six months notice of non-renewal is given by either party to the other. Mr. Cash is eligible to receive an annual bonus to be determined by the compensation committee of 100% of his base salary, which amount can be increased to an amount up to 200% of his base compensation in the event he significantly exceeds annual goals for the fiscal year. Mr. Cash is also the President and Chief Executive Officer of La Quinta.

        Mr. Cash's performance (restricted) shares and stock options granted pursuant to his employment agreement are subject to scheduled and accelerated vesting. The performance (restricted) shares vest (i) on the third anniversary of the grant date, (ii) upon an automatic, non-discretionary, formulaic stock price performance test that triggers acceleration on the next business day after 30 consecutive days in which the closing price equals or exceeds $8.0625, which is three times the closing price of a paired share on March 22, 2000, or (iii) upon a "change in control" (as defined in his employment agreement). In the event of a change in control, all of Mr. Cash's unvested performance (restricted) shares will be converted into such number of shares of the common stock of the surviving entity equal to the value of the unvested performance (restricted) shares prior to the change in control. If the performance (restricted) shares do not remain in effect after a change in control or the successor entity does not provide substitute performance (restricted) shares, then all of Mr. Cash's unvested performance (restricted) shares will fully vest upon the change in control.

        Mr. Cash's stock options vest in 25% increments on each anniversary after the grant date or upon a change in control. Twenty percent of the unvested stock options are subject to acceleration upon an automatic, non-discretionary, formulaic stock price performance test that triggers acceleration on the next business day after 30 consecutive days in which the closing price exceeds the exercise price, which resulted in the vesting of 300,000 stock options, and an additional 20% of the unvested stock options are subject to acceleration on the next business day after 30 consecutive days in which the closing price equals or exceeds $8.0625, which is three times the closing price of a paired share on March 22, 2000. All of Mr. Cash's performance (restricted) shares under his employment agreement vested on April 17, 2003. In the event of a change in control and LQ Properties remains a public company, the stock options remain in effect. If there is a change in control and LQ Properties is not the surviving entity or it does not remain a public company, all of Mr. Cash's unvested stock options will be exchanged into such number of stock options of the common stock of the surviving entity equal to the value of the unvested stock options, based upon the public market price paid by the acquiring company per share) prior to the change in control. The exercise price of the replacement stock options will be determined by multiplying the exercise price of each stock option by the ratio of the number of the unvested pared shares subject to each stock option divided by the number of shares subject to the replacement stock options. In either event, 20% of the unvested stock option will fully vest as of the date of the change in control. If the stock options do not continue after a change in control or the surviving entity does not provide substitute stock options, all unvested stock options will vest immediately prior to the consummation of the change in control.

        Upon termination of Mr. Cash's employment due to the death or disability of Mr. Cash, LQ Properties shall pay to Mr. Cash (or his beneficiary in the event of his death) any base salary, bonus or other compensation earned but not paid and the pro rata amount of the annual base target bonus payable. Additionally, LQ Properties will continue to provide health benefits for two years.

        Upon termination of Mr. Cash's employment by LQ Properties other than "for cause" or by Mr. Cash for "good reason"(as defined in Mr. Cash's employment agreement), LQ Properties shall pay Mr. Cash, in addition to the amounts described in the immediately preceding paragraph, a lump sum payment equal to two times the sum of Mr. Cash's base salary and base target bonus. Further, 20% of the original number of Mr. Cash's stock options shall accelerate and become vested and exercisable.

        If a change in control occurs and Mr. Cash's employment is terminated within two years of such change in control as a result of an "executive termination event" (as defined in Mr. Cash's employment agreement), Mr. Cash shall be entitled to the following severance benefits: (i) an amount equal to three times the average of his annual base salary (for the three fiscal years preceding the change in control) and three times the average of his cash bonuses paid (for the two fiscal years preceding the change in control); (ii) an amount equal to Mr. Cash's full base salary through the termination date and the pro rata amount of the maximum base target bonus available during such year; and (iii) all unvested equity, including performance (restricted) shares and options, shall become fully vested and exercisable. Additionally, LQ Properties will purchase Mr. Cash's house at market value, provide certain outplacement assistance and will continue to provide health care benefits for a period of three years following Mr. Cash's termination of employment.

        On November 1, 2001, Mr. Cash entered into an executive supplemental retirement agreement with La Quinta. The agreement provides that Mr. Cash will receive supplemental lump sum retirement benefit of $8,638,000 upon reaching his 65th birthday provided that he remains employed by La Quinta subject to the discussions below. This lump sum retirement benefit also becomes fully vested and payable upon a "change of control" of the company (as defined in the agreement). If Mr. Cash dies while employed by La Quinta, his wife, if she succeeds him, will receive $4,319,000 as a death benefit. In the event that Mr. Cash's employment is terminated without cause, is terminated as a result of his disability, or is terminated by Mr. Cash for good reason, he will be entitled to 100% of this benefit upon reaching his 65th birthday.

        Employment Arrangement with Executive Officer David L. Rea.    Effective June 12, 2000, David L. Rea entered into an employment agreement with LQ Properties, which agreement was subsequently amended in August 2000 to provide that both LQ Properties and La Quinta are parties to the agreement. Mr. Rea's employment agreement provides that he will serve as Executive Vice President, Chief Financial Officer and Treasurer of La Quinta and LQ Properties until the third anniversary of the effective date of the employment agreement, at which time the employment agreement will be renewed automatically thereafter for successive one-year terms unless six months notice of non-renewal is given by either party to the other. Mr. Rea is eligible to receive an annual bonus to be determined by the compensation committee of 75% of his base salary, which amount can be increased to an amount up to 150% of his base compensation in the event he significantly exceeds annual goals for any fiscal year.

        Mr. Rea's performance (restricted) shares and stock options granted pursuant to his employment agreement are subject to scheduled and accelerated vesting. The performance (restricted) shares vest (i) on the third anniversary of the grant date, June 12, 2000, (ii) upon an automatic, non-discretionary, formulaic stock price performance test that triggers acceleration on the next business day after 30 consecutive days in which the closing price equals or exceeds $5.8125, which is three times the closing price of a paired share on the grant date, or (iii) upon a "change in control" (as defined in his employment agreement). Mr. Rea's stock options vest (i) in 25% increments on each anniversary after the grant date, (ii) upon an automatic, non-discretionary, formulaic stock price performance test that triggers acceleration on the next business day after 30 consecutive days in which the closing price equals or exceeds $5.8125, which is three times the closing price of a paired share on the grant date, or (iii) upon a change in control. All of Mr. Rea's performance shares and stock options under his employment agreement vested on February 25, 2002 as a result of satisfying the non-discretionary, formulaic, stock price performance test.

        Upon Mr. Rea's termination of employment due to death or disability, La Quinta shall pay to Mr. Rea (or his beneficiary in the event of his death) any base salary, bonus or other compensation earned but not paid and the pro rata amount of the annual base target bonus payable. Additionally, La Quinta will continue to provide health benefits for two years.

        Upon termination of Mr. Rea's employment by La Quinta other than "for cause" or by Mr. Rea for "good reason" (as defined in Mr. Rea's employment agreement), La Quinta shall pay Mr. Rea, in addition to the amounts described in the immediately preceding paragraph, a lump sum payment equal to two times the sum of Mr. Rea's base salary and base target bonus.

        If a change of control occurs and Mr. Rea's employment is terminated within two years of such change of control as a result of an "executive termination event" (as defined in Mr. Rea's employment agreement), Mr. Rea shall be entitled to the following severance benefits: (i) an amount equal to three times the average of his annual base salary (for the three fiscal years preceding the change of control) and three times the average of his cash bonuses paid (for the two fiscal years preceding the change of control); (ii) an amount equal to Mr. Rea's full base salary through the termination date and the pro rata amount of the maximum base target bonus available during such year; and (iii) all unvested equity, including performance (restricted) shares and options, shall become fully vested and exercisable. Additionally, La Quinta will purchase Mr. Rea's house at market value, provide certain outplacement assistance and will continue to provide health benefits for a period of three years following Mr. Rea's termination of employment.

        Employment Arrangement with Executive Officer Alan L. Tallis.    Effective July 24, 2000, Alan L. Tallis received a letter agreement from La Quinta. Mr. Tallis' letter agreement provides that he will serve as Executive Vice President—Chief Development Officer of La Quinta and that his employment may be terminated with or without cause by either party. Mr. Tallis is eligible to receive an annual bonus with a target of 75% of his base compensation and a maximum potential bonus of 150% of his base compensation.

        If Mr. Tallis is terminated without cause, La Quinta will pay Mr. Tallis one year's salary and his target bonus, plus an amount equal to his target bonus for the year of termination, pro-rated to the date of termination. If Mr. Tallis is terminated within two years following a change in control (as defined in his employment agreement), then La Quinta will pay Mr. Tallis three years' salary and three years of the respective target bonus plus an amount equal to the target bonus for the year of termination, pro-rated to the date of termination. No severance is due to Mr. Tallis in the event that his employment is voluntarily terminated or terminated by reason of death, disability, or for cause.

        Employment Arrangement with Executive Officer Rufus K. Schriber.    Effective November 11, 2002, Rufus K. Schriber received a letter agreement from La Quinta. Mr. Schriber's letter agreement provides that he will serve as Executive Vice President of Marketing and Brand Positioning and that his employment may be terminated with or without cause by either party. Mr. Schriber is eligible to receive an annual bonus with a target of 75% of his base compensation and a maximum potential bonus of 150% of his base compensation.

        If Mr. Schriber is terminated without cause, La Quinta will pay him one year's salary and his target bonus. If Mr. Schriber is terminated as a result of a "change of control" (as defined in his letter agreement) then La Quinta will pay him two years' salary and two years' target bonus. In addition, Mr. Schriber's outstanding stock options and restricted stock shares shall vest and La Quinta will continue to provide him health benefits for two years. No severance is due to Mr. Schriber in the event that his employment is voluntarily terminated or terminated by reason of death, disability, or for cause.

        Employment Arrangement with Executive Officer Sandra K. Michel.    Effective December 28, 2001, Sandra K. Michel entered into a letter agreement with La Quinta to serve as Senior Vice President and General Counsel of La Quinta. The agreement provides that her employment may be terminated with or without cause by either party. Ms. Michel is eligible to receive an annual bonus with a target of 50% of her base compensation and a maximum potential bonus of 100% of her base compensation. Ms. Michel was guaranteed a bonus of 25% of her base salary for 2002.

        If Ms. Michel is terminated without cause, La Quinta will pay her one year's salary and her target bonus. In addition, La Quinta will continue to provide Ms. Michel health benefits for a period of one year. If Ms. Michel is terminated as a result of a "change of control" (as defined in her letter agreement) then La Quinta will pay her two years' salary and two years' target bonus. In addition, Ms. Michel's outstanding stock options and restricted stock shares shall vest and La Quinta will continue to provide health benefits for two years. No severance is due to Ms. Michel in the event that her employment is voluntarily terminated or terminated by reason of death, disability, or for cause.

        Employment Arrangement with Former Executive Officer Michael F. Bushee.    Effective January 1, 1999, Michael F. Bushee entered into an employment agreement with LQ Properties, which agreement was subsequently amended in January 2000 and June 2000. Mr. Bushee's employment agreement provided that he was to serve as the Chief Operating Officer of LQ Properties until December 2002. Mr. Bushee resigned from LQ Properties effective December 30, 2002.

        In connection with Mr. Bushee's resignation, La Quinta and LQ Properties entered into an agreement dated December 13, 2002, whereby La Quinta and LQ Properties agreed to (i) pay to Mr. Bushee a lump sum aggregate payment of $5,664,343, comprised of his severance salary and bonus payments, reimbursement of his performance (restricted) shares, and accrued car allowance and vacation, (ii) forgive debt owed by Mr. Bushee to a subsidiary of La Quinta in the amount of $60,000 and (iii) provide Mr. Bushee with medical and dental coverage for a period of three years. In addition, Mr. Bushee's 90,000 paired shares of La Quinta's stock, which represented previously awarded performance shares, fully vested on the date of his resignation.

        Employment Arrangement with Former Executive Officer Stephen T. Parker.    Stephen T. Parker received a letter agreement regarding his employment status with La Quinta effective May 3, 2000, which was later modified on October 2, 2000. Mr. Parker's letter agreement provided that he was to serve as Senior Vice President of Sales & Marketing and his employment may be terminated with or without cause by either party. On June 28, 2001, Mr. Parker became Executive Vice President of Sales & Marketing. Mr. Parker resigned from La Quinta on June 14, 2002. Mr. Parker entered into an agreement with La Quinta dated June 14, 2002, whereby Mr. Parker received a severance package which included, among other things, 50% of his annual compensation plus a pro-rated bonus in the aggregate of $275,625 and reimbursement for the par value he had paid for 75,000 shares of restricted stock upon their forfeiture in the amount of $15,000.

Stock Performance Graph

        La Quinta has selected an index of lodging peers to reflect (i) its focus on its lodging operations and (ii) its recent restructuring. Accordingly, the following graph compares the yearly percentage change in the cumulative total stockholder return on shares of La Quinta against (i) the cumulative market-weighted return of the Standard & Poor's Composite 500 Stock Index (the "S&P 500") and (ii) the Dow Jones Lodging Index (the "DJ Lodging"). The comparison period consists of the previous five fiscal years commencing January 1, 1997 and ending December 31, 2002. The DJ Lodging index includes Extended Stay America, Inc., Hilton Hotels Corporation, Marriott International, Inc., Prime Hospitality Corporation and Starwood Hotels & Resorts Worldwide, Inc. The stock performance graph assumes that the value of an investment in paired shares and in each index was $100.00 on December 31, 1997 and that all dividends were reinvested on a monthly basis. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, as of December 31 for each year shown.

Index	1997	1998	1999	2000	2001	2002
DJ Lodging	100.00	70.50	71.41	94.90	91.31	81.14
S&P 500	100.00	126.67	151.40	136.05	118.31	90.66
La Quinta	100.00	47.40	20.37	9.49	21.25	16.62

Compensation Committee Report on Executive Compensation

        The compensation committee of the Board of Directors is composed entirely of independent directors. The committee is responsible for setting and administering La Quinta's executive compensation policies and programs. This includes policy and program design, effectiveness, and participation levels for officers and other key executives.

Philosophy

        The philosophical foundation of the executive compensation program is based upon the alignment of the program with La Quinta's business strategies, its corporate values, and on important targeted management initiatives. Specific objectives of this philosophy are as follows:

  •
  To attract, motivate, and retain highly experienced, trained, and talented executive officers who are vital to La Quinta's short- and long-term success, profitability, and growth;

  •
  To create alignment with executives and stockholders by rewarding executive officers for achievement of strategic goals which successfully drive the operations of La Quinta and, thereby, enhance stockholder value; and

  •
  To provide compensation levels based on performance that are generally consistent and competitive with the 60th percentile of the compensation peer companies for base salary, the 65th percentile for annual incentives, and the 70th percentile for long-term incentives.

Components of Compensation

        The key elements of La Quinta's executive compensation program are base salary, annual bonus incentives, and long-term incentives, with all three elements working together to satisfy the ultimate goal of enhancing stockholder value. Long-term incentives may include various vehicles as appropriate, including but not limited to, stock options, restricted stock, and performance shares/units. In determining each component of compensation, the committee considers all elements of an executive's total compensation package.

        The committee compares total compensation levels for La Quinta's senior executives to the compensation paid to executives of a peer group of companies. The peer group is comprised of companies with which La Quinta competes for attracting and retaining talent.

        The companies chosen for the comparator group used for compensation purposes generally are not the same as the published indices used in the performance graph. Management compiled the compensation comparator group (many of which are included in the Dow Jones Lodging Index and/or the S&P 500 Index) using companies in related industries and/or viewed as competing for executive talent. The committee has retained an executive compensation consultant to assist in conducting this analysis and in reviewing the results.

Base Salaries

        The base salary of each senior executive is reviewed annually. Base salaries are generally targeted to be at the 60th percentile for executives in comparable positions in the compensation peer group, but are adjusted by the committee to recognize varying levels of responsibility, prior experience, breadth of knowledge, and internal equity issues, as well as external pay practices. For 2002, each of the named executive officers took a voluntary reduction in base salary of 10 percent.

Annual Incentives

        Annual incentive payments in the form of cash bonuses are based on individual performance goals and objective measures of financial and operating performance. At the beginning of each fiscal year, a target annual incentive amount is established for each executive officer that approximates the 65th percentile of the compensation peer group (for performance at the targeted level). Payouts are tied to the level of achievement of the performance measures (both corporate and individual). Assessment of individual performance is based on previously established goals for each executive officer comprised of both subjective and objective elements. At the end of the fiscal year, annual incentive awards are calculated based on the actual results for each performance goal.

        For fiscal year 2002, the performance measures included earnings before interest, taxes, depreciation and amortization ("EBITDA"), inn operating contribution, guest satisfaction, and individual goals. All performance goals (with the exception of the guest satisfaction measure) are subject to threshold performance of 90 percent of the EBITDA budget. In determining cash bonuses for 2002, the committee noted that while the EBITDA threshold was not achieved for 2002, primarily due to a deteriorating economy, 2002 was a year of achievements as listed below and accordingly bonuses were awarded to executive officers that averaged 50 percent of the target amount for the year. These achievements, among others, included increased guest satisfaction scores, completion of health care asset sales, significant reduction of debt, completion of the REIT restructuring, implementation of a new quality control department, reduction of overhead and operating costs, success with the franchise program and strengthening of sales and marketing programs.

Long-Term Incentives

        Long-term incentives are permitted under the La Quinta Corporation 2002 Stock Option and Incentive Plan (the "Plan"). The committee believes that awards of stock options or restricted stock grants provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced value for stockholders through an appreciating stock price. The committee believes that long-term incentives also promote the retention of talented executives. When awarding long-term incentives, the committee considers executives' levels of responsibility, prior experience, historical award data, individual performance, and compensation practices at peer companies. The committee's objective is to generally provide long-term incentive award opportunities at the 70th percentile of the peer companies.

        During 2002, the committee undertook an extensive evaluation of the design of the long-term incentive opportunity for executive officers. The new design was not finalized until after the end of the fiscal year, with grants made to executives in the first quarter of 2003. As a result, no grants were made to any of the named executive officers for fiscal year 2002.

Compensation of Chief Executive Officer and President

        The 2002 compensation of Mr. Cash was determined in accordance with the criteria and policies described above in this report. For fiscal year 2002, Mr. Cash voluntarily reduced his base salary by 10 percent to $720,000. His bonus earned for 2002 was $360,000, or 50 percent of the targeted amount for the year. The bonus was below target principally due to the failure to achieve the threshold level of EBITDA. However, many other accomplishments were achieved, as discussed above. Mr. Cash did not receive a long-term incentive grant for fiscal year 2002.

Other Compensation Plans

        La Quinta maintains certain broad-based employee benefit plans in which La Quinta senior executives participate. These plans include a 401(k) savings plan, an employee stock purchase plan, life, disability, and health insurance plans, and allowances for use of an automobile.

Policy With Respect to the $1 Million Deduction Limit

        Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to the named executive officers, unless certain requirements are met. The committee's policy is to comply with the requirements of Section 162(m) except where the committee determines that compliance is not in the best interest of La Quinta and its stockholders. At this time, since La Quinta has substantial net operating loss carryovers, it believes that any denial of deductions pursuant to Section 162(m) is not likely to have an adverse impact on La Quinta.

Submitted by the Compensation Committee:

  Stephen E. Merrill, Chairman
  William C. Baker
  Clive D. Bode
  John C. Cushman, III

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers and directors of La Quinta, and persons who own more than 10% of a registered class of La Quinta's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish La Quinta with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of Forms 3 and 4 and amendments thereto furnished to La Quinta during its most recent fiscal year, Forms 5 and amendments thereto furnished to La Quinta with respect to its most recent fiscal year and written representations furnished to La Quinta, no officer, director or 10% beneficial owner of La Quinta failed to timely file a required report.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth as of April 1, 2003, except as otherwise noted, the number of shares of La Quinta common stock and class B common stock of LQ Properties, which are paired and trade together as a single unit and are hereinafter referred to as paired shares, beneficially owned, directly or indirectly, by (i) each of the directors of La Quinta, (ii) the named executive officers, (iii) all directors and current executive officers of La Quinta as a group, and (iv) all persons who, to the knowledge of La Quinta, beneficially own five percent or more of the paired shares as of April 1, 2003. Unless otherwise indicated, all information concerning beneficial ownership was provided by the respective director, executive officer or five percent beneficial owner, as the case may be.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Directors and Executive Officers:(1)
William C. Baker	266,400	(2)	*
Clive D. Bode	2,932,836	(3)	2.06%(4)
William G. Byrnes	313,101	(5)	*
Francis W. Cash	3,020,000	(6)	2.09%(4)
James P. Conn	180,046	(7)	*
John C. Cushman, III	445,120	(8)	*
Stephen E. Merrill	147,437	(9)	*
Michael F. Bushee	106,178	(10)	*
Wayne B. Goldberg	200,000	(11)	*
Sandra K. Michel	160,000	(12)	*
A. John Novak	203,750	(13)	*
David L. Rea	837,500	(14)	*
A. Brent Spaeth	223,795	(15)	*
Alan L. Tallis	290,625	(16)	*
Rufus K. Schriber	100,000	(17)	*
Stephen T. Parker	2,000	(18)	*
All Directors and executive officers of La Quinta as a group	9,428,788		6.50%(4)
5% Stockholders:
Joint Schedule 13G/A Filing (19):
Sid R. Bass, Inc.	2,442,067	(20)
Lee M. Bass, Inc.	2,442,067	(21)
The Airlie Group, L.P.	269,633	(22)(23)
William P. Hallman, Jr.	3,354,345	(24)
Annie R. Bass Grandson's Trust for Lee M. Bass	527,188	(25)
Annie R. Bass Grandson's Trust for Sid R. Bass	527,188	(26)
Peter Sterling	337,600	(27)
Sterling 1990 Trust	106,999	(28)
Lee C. Hallman Trust	67,334	(29)
Mary S. Hallman Trust	67,334	(30)
William P. Hallman, III Trust	67,334	(31)
Herbert T. Hughes	35,000

Total	10,244,089	(19)	7.20%(4)
Merrill Lynch & Co., Inc.	14,565,014	(32)	9.56%(4)
European Investors Inc.	11,650,811	(33)	7.65%(4)

*
Denotes less than 1%
(1)
All directors and current executive officers have a mailing address of c/o La Quinta Corporation, 909 Hidden Ridge, Suite 600, Irving, Texas 75038.
(2)
Includes 151,400 shares of common stock, 25,000 shares of restricted stock awarded under the 1995 Stock Award Plan that vest (i) in three equal annual installments which began on September 7, 2001 or (ii) upon a change of control of La Quinta, and 90,000 currently exercisable options.
(3)
Includes 2,892,836 shares of common stock and 40,000 currently exercisable options.
(4)
Percent of Class is as of April 1, 2003 and is based on 142,275,964 outstanding shares of La Quinta.

(5)
Includes 198,101 shares of common stock, 25,000 shares of restricted stock awarded under the 1995 Stock Award Plan that vest (i) in three equal annual installments which began on September 7, 2001 or (ii) upon a change of control of La Quinta, and 90,000 currently exercisable options.
(6)
Includes 500,000 shares of restricted stock awarded under the 1995 Stock Award Plan that vest (i) three years from the grant date, (ii) upon an automatic, non-discretionary, formulaic stock price performance test on the first business day after the closing price of a paired share equals or exceeds $8.0625 for 30 consecutive days, or (iii) upon a change of control of LQ Properties pursuant to his employment agreement. On February 21, 2003, Mr. Cash received 600,000 shares of restricted stock under the 2002 Stock Option and Incentive Plan that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change in control. Also includes 1,440,000 currently exercisable options, of which 300,000 vested as part of an automatic, non-discretionary, formulaic stock price performance test as follows: 90,000 on May 30, 2001, the first business day after the closing price of a paired share equaled or exceeded $4.0312 for 30 consecutive days; 90,000 on December 29, 2001, the first business day after the closing price of a paired share equaled or exceeded $5.375 for 30 consecutive days; and 120,000 on April 29, 2002, the first business day after the closing price of a paired share equaled or exceeded $6.72 for 30 consecutive days. Also includes 480,000 currently unexercisable options that will become exercisable within 60 days of March 31, 2003.
(7)
Includes 65,046 shares of common stock, 25,000 shares of restricted stock awarded under the 1995 Stock Award Plan that vest (i) in three equal annual installments which began on September 7, 2001 or (ii) upon a change of control of La Quinta, and 90,000 currently exercisable options.
(8)
Includes 330,120 shares of common stock, of which 328,894 shares are beneficially owned by Mr. Cushman as Trustee of the Cushman Family Trust, 25,000 shares of restricted stock awarded under the 1995 Stock Award Plan that vest (i) in three equal annual installments which began on September 7, 2001 or (ii) upon a change of control of La Quinta, and 90,000 currently exercisable options.
(9)
Includes 32,437 shares of common stock, 25,000 shares of restricted stock awarded under the 1995 Stock Award Plan that vest (i) in three equal annual installments which began on September 7, 2001 or (ii) upon a change of control of La Quinta, and 90,000 currently exercisable options.
(10)
Includes 16,178 shares of common stock. Also includes 90,000 shares of restricted stock awarded under the 1995 Stock Award Plan which vested on his date of resignation pursuant to the terms of his Release Agreement.
(11)
Includes 25,000 shares of restricted stock awarded on September 7, 2000 and 50,000 shares awarded on November 1, 2001 under the 1995 Stock Award Plan that vest (i) on the third anniversary of the date of issuance or (ii) upon a change of control of La Quinta, and 75,000 shares awarded on February 21, 2003 under the 2002 Stock Option and Incentive Plan that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change of control of La Quinta. Also includes 50,000 currently exercisable options.
(12)
Includes 50,000 shares of restricted stock awarded on January 18, 2002 under the 2002 Stock Option and Incentive Plan that vest (i) on the third anniversary of the date of issuance or (ii) upon a change of control of La Quinta, and 85,000 shares awarded on February 21, 2003 under the 2002 Stock Option and Incentive Plan that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change of control of La Quinta. Also includes 25,000 currently exercisable options.
(13)
Includes 50,000 shares of restricted stock awarded on December 29, 2000 and 25,000 shares awarded on November 1, 2001 under the 1995 Stock Award Plan that vest (i) on the third anniversary of the date of issuance or (ii) upon a change of control of La Quinta, and 85,000 shares awarded on February 21, 2003 under the 2002 Stock Option and Incentive Plan that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change of control of La Quinta. Also includes 43,750 currently exercisable options.
(14)
Includes 637,500 currently exercisable options. Also includes 200,000 shares of restricted stock awarded under the 2002 Stock Option and Incentive Plan on February 21, 2003 that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change of control of La Quinta.
(15)
Includes 45 shares of common stock. Also includes 25,000 shares of restricted stock awarded on September 7, 2000 and 50,000 shares awarded on November 1, 2001 under the 1995 Stock Award Plan that vest (i) on the third anniversary of the date of issuance or (ii) upon a change of control of La Quinta, and 75,000 shares awarded on February 21, 2003 under the 2002 Stock Option and Incentive Plan that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change of control of La Quinta. Also includes 73,750 currently exercisable options.
(16)
Includes 85,938 shares of restricted stock awarded under the 1995 Stock Award Plan on September 7, 2000 that vest (i) on the third anniversary of the date of issuance or (ii) upon a change of control of La Quinta, and 100,000 shares of restricted stock awarded on February 21, 2003 under the 2002 Stock Option and Incentive Plan that vest (i) on the fourth anniversary of the date of issuance or (ii) upon a change of control of La Quinta. Also includes 104,687 currently exercisable options.
(17)
Includes 100,000 shares of restricted stock awarded under the 2002 Stock Option and Incentive Plan as follows: 50,000 shares issued on November 1, 2002 that vest (i) on the third anniversary of the date of issuance or (ii) upon a change of control of La Quinta, and 50,000 shares issued on February 21, 2003 that vest (i) on the fourth anniversary of the date of issuance and (ii) upon a change in control.

(18)
Comprised of 2,000 shares of common stock.
(19)
Information provided is based solely on information contained in a Schedule 13G /A filed February 14, 2002. The principal business office for each reporting person set forth in the Schedule 13G/A is 201 Main Street, Suite 3200, Fort Worth, Texas 76102. Clive D. Bode, La Quinta's Chairman, is also a reporting person within the Schedule 13G/A, although, for purposes of this table, his shares are presented above under the heading "Directors and Executive Officers."
(20)
Mr. Sid R. Bass, solely in his capacity as President of Sid R. Bass, Inc., may also be deemed a beneficial owner of such shares.
(21)
Mr. Lee M. Bass, solely in his capacity as President of Lee M. Bass, Inc., may also be deemed a beneficial owner of such shares.
(22)
Mr. Dort A. Cameron, III, solely in his capacity as one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group, L.P., may also be deemed a beneficial owner of such shares.
(23)
Mr. William P. Hallman, Jr., solely in his capacity as President and sole stockholder of TMT-FW, Inc., which is one of two general partners of EBD L.P., which is the sole general partner of The Airlie Group, L.P., may also be deemed a beneficial owner of such shares.
(24)
This amount does not include (a) 527,188 shares held by Annie R. Bass Grandson's Trust for Sid R. Bass of which Mr. Hallman is the Trustee, (b) 527,188 paired shares held by Annie R. Bass Grandson's Trust for Lee M. Bass of which Mr. Hallman is the Trustee, (c) 269,633 shares held by the Airlie Group, L.P., which is indirectly controlled by TMT-FW, Inc. of which Mr. Hallman is the President and sole stockholder and (d) 106,999 shares held by the 1990 Sterling Trust, of which Mr. Hallman is a trustee.
(25)
Mr. Hallman, solely in his capacity as Trustee of the Annie R. Bass Grandson's Trust for Lee M. Bass, may also be deemed a beneficial owner of such shares.
(26)
Mr. Hallman, solely in his capacity as Trustee of the Annie R. Bass Grandson's Trust for Sid R. Bass, may also be deemed a beneficial owner of such shares.
(27)
This amount does not include 419,398 shares held by FW Trinity Limited Investors, L.P., whose sole general partner is TF-TW Investors, Inc., of which Mr. Sterling is one of two stockholders.
(28)
Mr. Hallman, solely in his capacity as Trustee of the Sterling 1990 Trust, may also be deemed a beneficial owner of such shares.
(29)
Mr. W. R. Cotham, solely in his capacity as Trustee of the Lee C. Hallman Trust, may also be deemed a beneficial owner of such shares.
(30)
Mr. W. R. Cotham, solely in his capacity as Trustee of the Mary S. Hallman Trust, may also be deemed a beneficial owner of such shares.
(31)
Mr. W. R. Cotham, solely in his capacity as Trustee of the William P. Hallman III, Trust, may also be deemed a beneficial owner of such shares.
(32)
Information provided is based solely on information contained in a Schedule 13G/A filed by Merrill Lynch & Co., Inc. on behalf of Merrill Lynch Investment Managers and ML Global Allocation Fund, Inc. on January 9, 2003 and, as reported in such schedule, is as of December 31, 2002. The principal business office for Merrill Lynch is 250 Vesey Street, New York, New York 10381.
(33)
Information provided is based solely on information contained in a Schedule 13G filed by European Investors Inc. on February 14, 2003 and, as reported in such schedule, is as of December 31, 2002. This amount includes 3,381,611 shares owned by European Investors Inc. and 8,269,200 shares owned by EII Realty Securities Inc., a wholly-owned subsidiary of European Investors Inc. The principal business office for European Investors is 717 5th Avenue, New York, New York 10022.

        The information reflected for certain beneficial owners listed under the heading "5% Stockholders" is based on statements and reports filed with the SEC and furnished to La Quinta by such holders. No independent investigation concerning the accuracy thereof has been made by La Quinta.

CERTAIN BUSINESS RELATIONSHIPS

        In May 2002, La Quinta and its subsidiaries engaged Kelly, Hart & Hallman, P.C. to represent La Quinta in general real estate matters, for which La Quinta paid Kelly, Hart & Hallman an aggregate of $9,139.61. Mr. Bode, La Quinta's Chairman of the Board, is a director of Kelly, Hart & Hallman. As of July 31, 2002, La Quinta was no longer represented by Kelly, Hart & Hallman.

AUDIT COMMITTEE REPORT

        The Board of Directors of La Quinta has established an audit committee and adopted a written charter for such audit committee. Messrs. James P. Conn and Clive D. Bode were re-elected and William G. Byrnes was elected to the audit committee in May 2002, and they are currently serving on the audit committee. The Board of Directors has determined that the members of the audit committee are "independent" under the rules of the NYSE.

        The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls, among other matters. The audit committee met nine times during the year ended December 31, 2002.

        The undersigned members of the audit committee submit this report in connection with the committee's review of the financial reports for the fiscal year ended December 31, 2002 as follows:

        1.    The audit committee has reviewed and discussed with management the audited financial statements for La Quinta for the fiscal year ended December 31, 2002.

        2.    The audit committee has discussed with representatives of PricewaterhouseCoopers LLP the matters that are required to be discussed with them under provisions of Statement on Auditing Standards No. 61 ("SAS 61"), as may be modified or supplemented. SAS 61 requires the auditors to ensure that the audit committee received information regarding the scope and results of the audit.

        3.    The audit committee has discussed with PricewaterhouseCoopers LLP the auditor's independence from management and La Quinta, including the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as may be modified or supplemented. In addition, the audit committee considered whether the provision of certain non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in La Quinta's annual report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the SEC.

Submitted by the Audit Committee:

  James P. Conn, Chairman
  Clive D. Bode
  William G. Byrnes

Audit Fees

        Fees paid to PricewaterhouseCoopers LLP for the fiscal year 2002 audit and the review of Forms 10-Q were approximately $600,500.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP did not render any services related to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

        Aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2002 were approximately $123,000. These fees consist primarily of services rendered in connection with general tax planning and compliance, consultations on financial reporting issues and other audit reports.

Determinations by the Audit Committee

        The Audit Committee of the Board of Directors determined in 2002 that the provision of certain non-audit services in 2002 was compatible with maintaining the independent accountants' independence. The Audit Committee pre-approves all non-audit services provided by our independent accountants, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent accountants.

OTHER MATTERS

Expenses of Solicitation

        La Quinta will bear the costs of solicitation of proxies and of preparing, printing and mailing this proxy statement. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of shares of La Quinta common stock held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from holders of shares of La Quinta common stock by directors, officers and employees of La Quinta in person or by telephone, telegraph, facsimile or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to these directors, officers and employees of La Quinta in connection with any such solicitation.

Stockholder Proposals for Annual Meetings

        Any La Quinta stockholder who intends to submit a proposal, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the proxy materials for the 2004 annual meeting of La Quinta must submit such proposal in writing to the Secretary of La Quinta on or before December 25, 2003 if the proposal is to be considered for inclusion in the proxy statement of La Quinta and the form of the proxy relating to those meetings. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. In addition, the La Quinta bylaws include advance notice and other requirements regarding the timing and content of proposals for stockholder action at stockholders' meetings other than those proposed by the Board of Directors. In order to be timely under the advance notice provisions of the La Quinta bylaws, all stockholder proposals intended to be included in the proxy materials for the 2004 La Quinta annual meeting must be submitted, pursuant to the terms of such advance notice provisions, not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event the meeting is called for a date other than the date specified in the bylaws, and less than 75 days prior public disclosure of such date is given, then notice of the proposal must be received by the Secretary not later than the close of business on the fifteenth (15th) day following the date on which such public disclosure of the date of the meeting was made. A copy of the bylaws of La Quinta may be obtained by written request addressed to the Secretary of La Quinta at the address set forth under "What other information should I review before voting?"

PROPOSALS

LA QUINTA CORPORATION:

1.
To elect the following Directors to serve until 2006:
William C. Baker and John C. Cushman, III.

2.
To approve the appointment of Ernst & Young LLP
as our independent auditors for the fiscal year ending December 31, 2003.

DETACH HERE

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2003

LA QUINTA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Francis W. Cash and David L. Rea, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of La Quinta Corporation to be held on May 22, 2003 and at any adjournment or postponement thereof with all power which the undersigned would possess if personally present, and to vote all shares of common stock of La Quinta Corporation which the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting in accordance with the following instructions and with discretionary authority on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof. All previously dated proxies are hereby revoked.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE THE PROXIES INTEND TO VOTE FOR EACH OF THE PROPOSALS.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LA QUINTA CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/lqi		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
		OR
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                                                     ZLQC21

☒	Please mark votes as in this example.
La Quinta Corporation		La Quinta Corporation
				FOR	AGAINST	ABSTAIN
1. To elect the Directors to serve until 2006: (01) William C. Baker and (02) John C. Cushman, III		2.	To approve the appointment of independent auditors.	☐	☐	☐
FOR ALL NOMINEES ☐ ☐	WITHHELD FROM ALL NOMINEES
☐	For all nominees except as noted above
		MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT				☐

In signing, please write name(s) exactly as appearing in the imprint of this card. For shares held jointly each owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature: _____________________________  Date: ________________  Signature: _____________________________  Date: ________________